FOR IMMEDIATE RELEASE

AXA EQUITABLE HOLDINGS REPORTS SECOND QUARTER 2018 RESULTS
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Second quarter Net Income of $158 million; Net Income per diluted share of $0.28
Non-GAAP Operating Earnings1 of $506 million; Non-GAAP Operating Earnings per diluted share of $0.90
Declared inaugural quarterly dividend of $0.13 per share
Authorized share repurchase of $500 million

New York, NY, August 13, 2018 - AXA Equitable Holdings, Inc. (“AXA Equitable Holdings”, or the “Company”) (NYSE: EQH) today announced financial results for the second quarter of 2018, ending June 30, 2018.
“AXA Equitable Holdings delivered strong second quarter results, with operating earnings growth across all our business segments,” said Mark Pearson, President and CEO of AXA Equitable Holdings. “During the quarter, we also completed our initial public offering, a landmark achievement for our company. I am pleased with the progress we continue to make towards our strategic priorities to grow, optimize and streamline our business in order to deliver more compelling accumulation and protection solutions for our clients and enhance value for shareholders.”
Mr. Pearson continued, “Our Board of Directors has declared a $0.13 per common share quarterly dividend and authorized a $500 million share repurchase program. These actions demonstrate the Board’s confidence in our financial position and reflect our commitment to returning capital to shareholders through a prudent and flexible approach.”

Consolidated Results
(in millions, except per share amounts or unless otherwise noted)	2Q18	2Q17
Total Assets Under Management (“AUM”, in billions)	$656	$631
Net income (loss) attributable to Holdings	158	608
Net income (loss) per diluted share	$0.28	$1.08
Non-GAAP Operating Earnings (loss)	506	399
Non-GAAP Operating Earnings (loss) per diluted share (“EPS”)	$0.90	$0.71

Total AUM was $656 billion, up 4% compared to the second quarter of 2017.
Net income attributable to Holdings in the second quarter of 2018 was $158 million, a decrease of $450 million compared to the second quarter of 2017. Non-GAAP Operating Earnings in the second quarter of 2018 increased to $506 million from $399 million in the second quarter of 2017.
As of June 30, 2018, Book value per share, including accumulated other comprehensive income (“AOCI”), was $23.84. Book value per share, excluding AOCI, was $26.17 per share.

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1 This press release includes certain non-GAAP financial measures. More information on these measures and reconciliations to the most comparable U.S. GAAP measures can be found in the “Use of Non-GAAP Financial Measures” section of this release.

Second Quarter 2018 Highlights

•	Business segments highlights:

◦	Strong performance in Individual Retirement, with operating earnings up 30% compared to the second quarter of 2017 to $399 million.

◦	Continued positive net flows in Group Retirement of $150 million.

◦	Strong results in Investment Management and Research, as adjusted operating margin[2] increased 240 basis points from the second quarter of 2017 to 27.3%.

◦	Improved sales momentum in Protection Solutions, with annualized premiums up 22%.

•	Launched capital management program, specifically:

◦	Declared quarterly cash dividend of $0.13 per share, payable on August 30, 2018.

◦	Board of Directors authorized a $500 million share repurchase program.

◦
The program will be funded through a combination of an approved insurance subsidiary dividend and non-regulated cash flows from AB. The aforementioned dividend and cash flows were upstreamed to AXA Equitable Holdings during July.

•	Capital position in-line with target CTE98 for variable annuities plus risk-based capital (“RBC”) ratio of 350-400% for non-variable annuity insurance liabilities.

•	Continued to successfully execute on strategic priorities in the quarter, including:

◦	Completed the initial public offering of AXA Equitable Holdings.

◦	Completed approximately 50% of the Company’s general account optimization initiative and achieved $48 million towards the $160 million growth in pre-tax net investment income goal by 2020.

◦	Reduced net expenses by $11 million year-to-date, and on track to deliver $75 million pre-tax productivity gains by 2020.

•	The company also announced today new members to its leadership team.

◦
Nick Lane, current CEO AXA Japan, will be appointed President of AXA Equitable Life, leading the Individual Retirement, Group Retirement and Protection Solutions segments, as well as distribution. He will join the AXA Equitable Holdings Management Committee in the first quarter of 2019.

◦
Brian Winikoff, current head of the Life, Retirement and Wealth Management organization will be departing the company. Brian will stay through the end of the year to ensure a smooth transition of his responsibilities.

◦
William Eckert will become AXA Equitable Holdings Chief Accounting Officer effective August 15, 2018. Prior to this appointment, he was Senior Vice President, Corporate Controller and Principal Accounting Officer at Athene Holding Ltd. (NYSE: ATH).

◦	Paul Hance will join as AXA Equitable Life Chief Actuary in September. Paul recently served as Vice President & Actuary, Head of Valuation Center of Excellence at Prudential Financial (NYSE: PRU).

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2 Adjusted Operating Margin is a non-GAAP financial measure used by AB’s management in evaluating AB’s financial performance on a standalone basis and to compare its performance, as reported by AB in its public filings. It is not comparable to any other non-GAAP financial measure used herein.

Solid performance across all business segments
Individual Retirement

(in millions, unless otherwise noted)	2Q18	2Q17
Account value (in billions)	$103.1	$98.6
Segment net flows	(149)	178
Operating earnings (loss)	399	308

•	Account value increased 5% mainly due to market appreciation over the last twelve months.

•
Net outflows improved versus first quarter 2018 at $(149) million with continued outflows from the fixed rate living benefits block, partially offset by $867 million of net inflows on newer, less capital-intensive products.

•	Operating earnings increased 30% due to increased revenue on higher account value, improved variable annuity margins, and lower operating expenses.
Group Retirement

(in millions, unless otherwise noted)	2Q18	2Q17
Account value (in billions)	$34.6	$32.0
Segment net flows	150	196
Operating earnings (loss)	78	48

•	Account value increased by 8% due to both market appreciation and continued positive net flows, primarily in the 403(b) education market.

•	Net flows benefited from an increase in gross premiums, driven by growth in renewals and strong client retention.

•	Operating earnings increased 63% primarily driven by higher fee income due to equity market performance, higher net investment income, and lower operating expenses.
Investment Management and Research

(in millions, unless otherwise noted)	2Q18	2Q17
Total AUM (in billions)	$539.8	$516.6
Segment net flows	(7,700)	4,700
Operating earnings (loss)	97	61

•	AUM increased to $539.8 billion over the last twelve months due to market appreciation of $24.6 billion, partially offset by total net outflows of $1.4 billion.

•
Net outflows in the second quarter of 2018 were primarily driven by a low-fee institutional redemption in April and weakness in taxable fixed income, partially offset by net inflows into active equity services.

•
Operating earnings increased to $97 million, reflecting the Company’s increased ownership in AllianceBernstein (or “AB”)[3] to 65% as of April 23, 2018, and driven by higher average AUM and higher fee rate realization, reflecting a continued shift to higher fee products.

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3 Refers to AllianceBernstein L.P. and AllianceBernstein Holding L.P.

Protection Solutions

(in millions)	2Q18	2Q17
Gross written premiums	$767	$750
Annualized premiums	66	54
Operating earnings (loss)	24	16

•	Gross written premiums were up 2% year-over-year driven by higher first year premiums.

•	Annualized premiums increased 22% year-over-year mainly due to sales growth from variable life insurance and employee benefits products.

•
Operating earnings increased 50% year-over-year, primarily driven by an increase in policy charges, fee income and premiums along with higher net investment income due to the general account portfolio optimization and higher asset balances. Higher amortization of deferred acquisition costs continued in the quarter.

Corporate and Other
Operating loss of $(92) million, a decrease of $58 million year-over-year, driven by lower revenues from run-off business and higher interest expense from the issuance of public debt in April.

Capital Management
AXA Equitable Holdings launched a capital management program, in-line with the Company’s long-term target of returning 40-60% of Non-GAAP Operating Earnings to shareholders on an annualized basis starting in 2018.

◦
The Board of Directors of AXA Equitable Holdings has declared a quarterly cash dividend of $0.13 per share. The dividend will be payable on August 30, 2018 to shareholders of record as of the close of business on August 23, 2018.

◦
The Board of Directors also authorized a $500 million share repurchase program. Under this authorization, the Company may, from time to time through March 31, 2019, purchase shares of its common stock through various means[4].

◦
The program will be funded through a combination of an approved insurance subsidiary dividend and non-regulated cash flows from AB. The aforementioned dividend and cash flows were upstreamed to AXA Equitable Holdings during July.

Holding company cash and liquid assets were approximately $400 million as of June 30, 2018, prior to the upstreamed dividend and cash flows mentioned above.

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4 Means of share purchases may include open market transactions, privately negotiated transactions (including share repurchases from AXA SA), forward, derivative, accelerated repurchase, or automatic share repurchase transactions, or tender offers. The $500 million share repurchase authorization expires on March 31, 2019 (unless extended), and does not obligate the company to purchase any shares. The authorization for the share repurchase program may be terminated, increased or decreased by the board of directors at any time.

Earnings Conference Call
AXA Equitable Holdings will host a conference call on Tuesday, August 14, 2018, at 8 a.m. ET, to discuss its second quarter results. The conference call webcast, along with additional earnings materials will be accessible on the Company’s investor relations website at ir.axaequitableholdings.com. Please log on to the webcast at least 15 minutes prior to the call to download and install any necessary software. To join the conference call via telephone, please use one of the following dial-in numbers:

•	Domestic: +1 844-897-7515

•	International: +1 647-689-5390

•	Access code: 2680528
A webcast replay will be made available on the AXA Equitable Holdings Investor Relations website at ir.axaequitableholdings.com.
About AXA Equitable Holdings
AXA Equitable Holdings, Inc. (NYSE: EQH) is one of the leading financial services companies in the U.S. and is comprised of two complementary and well-established principal franchises, AXA Equitable Life Insurance Company and AllianceBernstein. We have been helping clients prepare for their financial future since 1859 and have a combined total of more than 12,100 employees and financial professionals, 5.4 million customer relationships and $656 billion of assets under management (as of 06/30/18).
Contacts:
Investor Relations
Kevin Molloy
+1 212-314-2476

Media Relations
Gina Tyler
+1 212-314-2010

Forward-looking and cautionary statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events. These statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “expects,” “believes,” “anticipates,” “intends,” "seeks," "aims,” "plans,” “assumes,” “estimates,” “projects,” “should,” “would,” “could,” "may," “will,” “shall” or variations of such words are generally part of forward-looking statements. Forward-looking statements are made based on management’s current expectations and beliefs concerning future developments and their potential effects upon AXA Equitable Holdings and its subsidiaries. There can be no assurance that future developments affecting AXA Equitable Holdings will be those anticipated by management. Forward-looking statements include, without limitation, all matters that are not historical facts.
Forward-looking statements are subject to known and unknown risks and uncertainties, many of which may be beyond our control. We caution you that forward-looking statements are not guarantees of future performance or outcomes and that actual performance and outcomes, including, without limitation, our actual results of operations or financial condition, may differ materially from those made in or suggested by the forward-looking statements contained herein. In addition, even if our results of operations, financial condition and cash flows are consistent with the forward-looking statements contained herein, those results may not be indicative of results in subsequent periods. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that could cause actual results and outcomes to differ from those reflected in forward-looking statements include, without limitation: adverse conditions in the global capital markets and the economy; variable annuity guaranteed benefits features within certain of our products; inadequacy of our reinsurance and hedging programs; competition from other insurance companies, banks, asset managers and other financial institutions; the failure of our new business strategy in accomplishing our objectives; risks related to our Investment Management and Research segment, including significant fluctuations in AB’s AUM, the industry-wide shift from actively-managed investment services to passive services, termination of investment advisory agreement, inability to deliver consistent performance, the quantitative models AB uses in certain of its investment services containing errors, and fluctuations in exchange rates; inability to recruit, motivate and retain key employees and experienced and productive financial professionals; the amount of statutory capital we have and must hold to meet our statutory capital requirements and our financial strength and credit ratings varying significantly from time to time; Holdings’ dependence on the ability of its insurance subsidiaries to pay dividends and other distributions to Holdings, and the failure of its insurance subsidiaries to generate sufficient statutory earnings or have sufficient statutory surplus to enable them to pay ordinary dividends; operational failures, failure of information systems or failure to protect the confidentiality of customer information, including by service providers, or losses due to defaults, errors or omissions by third parties and affiliates; risks related to strategic transactions; the occurrence of a catastrophe, including natural or man-made disasters; failure to protect our intellectual property and infringement claims by a third party; our investment advisory agreements with clients, and selling and distribution agreements with various financial intermediaries and consultants, being subject to termination or non-renewal on short notice; failure of our insurance to fully cover potential exposures; changes in accounting standards; Risks and increased compliance and regulatory costs due to certain of our administrative operations and offices being located internationally; our counterparties’ requirements to pledge collateral or make payments related to declines in estimated fair value of specified assets and changes in the actual or perceived soundness or condition of other financial institutions and market participants; gross unrealized losses on fixed maturity and equity securities, illiquid investments and defaults on investments; changes to policyholder behavior assumptions under the contracts reinsured to our affiliated captives, the performance of their hedging program, their liquidity needs, their overall financial results and changes in regulatory requirements regarding the use of captives; the failure to administer or meet any of the complex product and regulatory requirements of our retirement and protection products; changes in statutory reserve or other requirements; a downgrade in our financial strength and claims-paying ratings; consolidation of or a loss of, or significant change in, key product distribution relationships; the failure of our risk management policies and procedures to adequately identify, monitor and manage risks; inadequate reserves due to differences between our actual experience and management’s estimates and assumptions; mortality, longevity and morbidity rates or persistency rates differing significantly from our pricing expectations; the acceleration of the amortization of DAC; inherent uncertainty in our financial models that rely on a number of estimates, assumptions and projections; subjective determination of the amount of allowances and impairments taken on our investments; changes in the partnership structure of AB or changes in the tax law governing partnerships; U.S. federal and state legislative and regulatory action affecting financial institutions and changes in supervisory and enforcement policies; the Tax Cuts and Jobs Act and future changes in U.S. tax laws and regulations or interpretations thereof; adverse outcomes of legal or regulatory actions; conflicts of interest that arise because our controlling stockholder and its affiliates have continuing agreements and business relationships with us; and our failure to effectively remediate the material weaknesses in our internal control over financial reporting; costs associated with any rebranding that we expect to undertake after AXA ceases to own at least a majority of our outstanding common stock; failure to replicate or replace functions, systems and infrastructure provided by AXA or certain of its affiliates and loss of benefits from AXA’s global contracts; and future sales of shares by existing stockholders could cause our stock price to decline.
Forward-looking statements should be read in conjunction with the other cautionary statements included and the risks, uncertainties and other factors identified in our Quarterly Report on Form 10-Q and in our Form S-1 Registration Statement (file no. 333-221521), filed or to be filed with the U.S. Securities and Exchange Commission, including in the sections entitled “Risk Factors” and “Management’s Discussion and Analyses of Results of Operations and Financial Condition”. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update or revise any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events, except as otherwise may be required by law.
Use of Non-GAAP financial measures
In addition to our results presented in accordance with U.S. GAAP, we report Non-GAAP Operating Earnings, Non-GAAP Operating EPS and Book value per share, excluding AOCI, each of which is a measure that is not determined in accordance with U.S. GAAP. Management believes that the use of these non-GAAP financial measures, together with relevant U.S. GAAP measures, provides a better understanding of our results of operations and the underlying profitability drivers and trends of our business. These non-GAAP financial measures are intended to remove from our results of operations the impact of market changes (other than with respect to equity method investments) as well as certain other expenses which are not part of our underlying profitability drivers or likely to re-occur in the foreseeable future, as such items fluctuate from period-to-period in a manner inconsistent with these drivers. These measures should be considered supplementary to our results that are presented in accordance with U.S. GAAP and should not be viewed as a substitute for the U.S. GAAP measures. Other companies may use similarly titled non-GAAP financial measures that are calculated differently from the way we calculate such measures. Consequently, our non-GAAP financial measures may not be comparable to similar measures used by other companies.
Non-GAAP Operating Earnings
Non-GAAP Operating Earnings is an after-tax non-GAAP financial measure used to evaluate our financial performance on a consolidated basis that is determined by making certain adjustments to our consolidated after-tax net income attributable to Holdings. The most significant of such adjustments relates to our derivative positions, which protect economic value and statutory capital, and are more sensitive to changes in market conditions than the variable annuity product liabilities as valued under U.S. GAAP. This is a large source of volatility in net income.
In the first quarter of 2018, the Company revised its Non-GAAP Operating Earnings definition as it relates to the treatment of certain elements of the profitability of its variable annuity products with indexed-linked features to align to the treatment of its variable annuity products with GMxB features. In addition, adjustments for variable annuity products with index-linked features previously included within Other adjustments in the calculation of Non-GAAP Operating Earnings are now included with the adjustments for variable annuity products with GMxB features in the broader adjustment category, Variable annuity product features. The presentation of Non-GAAP Operating Earnings in prior periods was revised to reflect this change in definition.
Non-GAAP Operating Earnings equals our consolidated after-tax net income attributable to Holdings adjusted to eliminate the impact of the following items:

•
Items related to Variable annuity product features, which include certain changes in the fair value of the derivatives and other securities we use to hedge these features, the effect of benefit ratio unlock adjustments and changes in the fair value of the embedded derivatives reflected within Variable annuity products’ net derivative results;

•	Investment (gains) losses, which includes other-than-temporary impairments of securities, sales or disposals of securities/investments, realized capital gains/losses and valuation allowances;

•	Goodwill impairment, which includes a write-down of goodwill in first quarter of 2017.

•
Net actuarial (gains) losses, which includes actuarial gains and losses as a result of differences between actual and expected experience on pension plan assets or projected benefit obligation during a given period related to pension, other postretirement benefit obligations, and the one-time impact of the settlement of the defined benefit obligation;

•	Other adjustments, which includes restructuring costs related to severance, lease write-offs related to non-recurring restructuring activities, and separation costs; and

•
Income tax expense (benefit) related to the above items and non-recurring tax items, which includes the effect of uncertain tax positions for a given audit period, permanent differences due to goodwill impairment, and the Tax Reform Act.

Because Non-GAAP Operating Earnings excludes the foregoing items that can be distortive or unpredictable, management believes that this measure enhances the understanding of the Company’s underlying drivers of profitability and trends in our business, thereby allowing management to make decisions that will positively impact our business.
We use our prevailing corporate federal income tax rate of 21% in 2018 and 35% in 2017, while taking into account any non-recurring differences for events recognized differently in our financial statements and federal income tax returns as well as partnership income taxed at lower rates when reconciling Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings.

The table below presents a reconciliation of Net income (loss) attributable to Holdings to Non-GAAP Operating Earnings for the three and six months ended June 30, 2018 and 2017:

	Three Months Ended June 30,		Six Months Ended June 30,
(in millions)	2018	2017	2018	2017
Net income (loss) attributable to Holdings	$158	$608	$326	$318
Adjustments related to:
Variable annuity product features	280	(40)	492	251
Investment (gains) losses	22	(4)	(80)	20
Goodwill impairment	—	—	—	369
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	27	33	158	67
Other adjustments	89	26	179	5
Income tax expense (benefit) related to above adjustments	(81)	(7)	(144)	(242)
Non-recurring tax items	11	(217)	39	(85)
Non-GAAP Operating Earnings	$506	$399	$970	$703

Non-GAAP Operating EPS
Non-GAAP Operating EPS is calculated by dividing Non-GAAP Operating Earnings by ending diluted common shares outstanding. The table below presents a reconciliation of GAAP EPS to Non-GAAP Operating EPS for the three months ended June 30, 2018 and 2017:

	Three Months Ended June 30,		Six Months Ended June 30,
(per share amounts)	2018	2017	2018	2017
Net income (loss) attributable to Holdings	$0.28	$1.08	$0.58	$0.57
Adjustments related to:
Variable annuity product features	0.50	(0.07)	0.88	0.45
Investment (gains) losses	0.04	(0.01)	(0.14)	0.04
Goodwill impairment	—	—	—	0.66
Net actuarial (gains) losses related to pension and other postretirement benefit obligations	0.05	0.06	0.28	0.12
Other adjustments	0.15	0.05	0.32	(0.01)
Income tax expense (benefit) related to above adjustments	(0.14)	(0.01)	(0.26)	(0.43)
Non-recurring tax items	0.02	(0.39)	0.07	(0.15)
Non-GAAP Operating Earnings	$0.90	$0.71	$1.73	$1.25

Book Value Per Share, excluding AOCI
We use the term “book value” to refer to “shareholders’ equity.” Book Value Per Share, excluding AOCI, is our stockholder’s equity, excluding AOCI, divided by ending common shares outstanding - diluted.

	June 30, 2018	December 31, 2017
Book value per share	$23.84	$24.04
Per share impact of AOCI	2.33	0.19
Book Value Per Share, excluding AOCI	$26.17	$24.23

Other Operating Measures
We also use certain operating measures which management believes provide useful information about our businesses and the operational factors underlying our financial performance.
Account Value
Account value generally equals the aggregate policy account value of our retirement products.
Assets Under Management (“AUM”)
AUM means investment assets that are managed by one of our subsidiaries and includes: (i) assets managed by AB, (ii) the assets in our general account investment assets portfolio and (iii) the separate account assets of our Individual Retirement, Group Retirement and Protection Solutions businesses. Total AUM reflects exclusions between segments to avoid double counting.
Conditional Tail Expectation (“CTE”) 98
CTE98 is defined as the amount of assets required to satisfy contract holder obligations across market environments in the average of the worst 2 percent of scenarios over the life of the contracts.

# # #

Consolidated Statements of Income (Loss)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in millions)
REVENUES
Policy charges and fee income	$987	$935	$1,959	$1,891
Premiums	275	277	554	558
Net derivative gains (losses)	(73)	729	(354)	494
Net investment income (loss)	596	803	1,187	1,583
Investment gains (losses), net:
Total other-than-temporary impairment losses	—	(13)	—	(14)
Other investment gains (losses), net	(22)	17	80	(6)
Total investment gains (losses), net	(22)	4	80	(20)
Investment management and service fees	1,075	998	2,130	1,952
Other income	124	136	241	254
Total revenues	2,962	3,882	5,797	6,712
BENEFITS AND OTHER DEDUCTIONS
Policyholders’ benefits	920	1,741	1,528	2,834
Interest credited to policyholders’ account balances	268	242	539	488
Compensation and benefits (includes $41, $41, $81 and $82 of deferred policy acquisition costs, respectively)	558	546	1,178	1,085
Commissions and distribution related payments (includes $132, $138, $251 and $270 of deferred policy acquisition costs, respectively)	418	400	829	795
Interest expense	60	38	106	73
Amortization of deferred policy acquisition costs (net of capitalization of $173, $179, $332 and $352 of deferred policy acquisition costs, respectively)	(1)	(113)	14	(168)
Other operating costs and expenses	425	414	919	1,158
Total benefits and other deductions	2,648	3,268	5,113	6,265
Income (loss) from continuing operations, before income taxes	314	614	684	447
Income tax (expense) benefit	(59)	84	(138)	54
Net income (loss)	255	698	546	501
Less: net (income) loss attributable to the noncontrolling interest	(97)	(90)	(220)	(183)
Net income (loss) attributable to Holdings	158	608	326	318

Earnings Per Share

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in millions, except per share data)
Earnings per share - Common stock
Basic	$0.28	$1.08	$0.58	$0.57
Diluted	$0.28	$1.08	$0.58	$0.57
Weighted Average Shares
Weighted average common stock outstanding for basic earnings per common share	561.0	561.0	561.0	561.0
Weighted average common stock outstanding for diluted earnings per common share	561.1	561.0	561.1	561.0

Results of Operations by Segment

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	(in millions)
Operating earnings (loss) by segment:
Individual Retirement	$399	$308	$759	$510
Group Retirement	78	48	154	107
Investment Management and Research	97	61	178	93
Protection Solutions	24	16	47	55
Total segment operating earnings	598	433	1,138	765
Corporate and Other	(92)	(34)	(168)	(62)
Non-GAAP Operating Earnings	$506	$399	$970	$703

Select Balance Sheet Statistics

	June 30, 2018	December 31, 2017
	(in millions)
ASSETS
Total investments and cash and cash equivalents	$83,661	$86,596
Separate Accounts assets	122,967	124,552
Total assets	231,012	235,648

LIABILITIES
Short-term and Long-term debt	$4,922	$2,408
Future policy benefits and other policyholders’ liabilities	29,351	30,299
Policyholders’ account balances	48,849	47,171
Total liabilities	216,003	218,440
EQUITY
Total equity attributable to Holdings	$13,376	$13,485
Total equity attributable to Holdings excluding Accumulated other comprehensive income (loss)	14,686	13,593

Assets Under Management

	June 30, 2018	December 31, 2017
	(in millions)
Assets under management
AB AUM:	$539,800	$554,485
Exclusion for General Account and Other	(57,757)	(59,669)
Exclusion for Separate Accounts	(32,919)	(33,748)
AB Third Party	$449,124	$461,068
Total Company AUM
AB Third Party	$449,124	$461,068
General Account and Other(1)	83,661	86,596
Separate Accounts(2)	122,967	124,552
Total AUM	$655,752	$672,216

(1)	“General Account and Other Affiliated Accounts” refers to assets held in the general accounts of our insurance companies and other assets on which we bear the investment risk.

(2)	“Separate Accounts” refers to the separate account investment assets of our insurance subsidiaries excluding any assets on which we bear the investment risk.